EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of June 19, 2008 between Oregano’s Pizza Bistro, Inc., an Arizona corporation (the “Company”) and Mark S. Russell (the “Employee”).

INTRODUCTION

Contemporaneously with the execution and delivery of this Agreement, Restaurant Acquisition Partners, Inc. (the “Parent”), Oregano’s Acquisition, Inc., Oregano’s Holdings LLC, the Company and the Employee have entered into that certain Agreement and Plan of Merger, dated as of June 19, 2008 (the “Merger Agreement”). The Company and the Parent desire the Employee’s continued employment with the Company, and the Employee wishes to accept such continued employment, upon the terms and conditions contained in this Agreement.

This Agreement shall be effective as of the Closing (as defined in the Merger Agreement) (the “Commencement Date”). In the event that the Closing does not occur, this Agreement shall be null and void and of no effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.    Definitions

(a)    “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company. For these purposes, “control” shall mean the direct or indirect ownership of equity securities of the applicable entity possessing the right to more than fifty percent (50%) of the combined ordinary voting power of the outstanding voting equity securities of such entity.

(b)    “Board of Directors” means the Board of Directors of the Company.

(c)    “Cause” means the occurrence of any of the following events: (i) any act of gross negligence or willful misconduct which the Company deems to be materially injurious to the Company, which remains uncured after ten (10) days written notice by the Company; (ii) any act by the Employee of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; or (iii) conviction of, or entry of a pleading of guilty or no contest by the Employee with respect to a felony or any other crime involving dishonesty.

(d) “Change in Control” means any of the following events:

(i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii) the consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) the composition of the Board of Directors changes, such that individuals who, as of the Commencement Date, were members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a person other than the Board of Directors; or

(iv) any “person” (as defined below) who, by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company. For purposes of this Section 1(d)(iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or an Affiliate and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock.

Notwithstanding the foregoing, the term “Change in Control” shall not include a transaction the sole purpose of which is (a) to change the state of the Company’s incorporation, (b) to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (c) to make an initial public offering of the Company’s stock.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Confidential Information” means data and information relating to the business of the Company or an Affiliate which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(g) “Disability” means the inability of the Employee to perform his duties and responsibilities hereunder with appropriate accommodation due to a physical, mental, or emotional impairment, as determined by an independent qualified physician (who may be engaged by the Company), for a one hundred (180) consecutive day period or for an aggregate of two hundred ten (210) days during any three hundred sixty-five (365) day period.

(h) “Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

(i) “Good Reason” means the occurrence of any of the following events which is not cured by the Company within thirty (30) days after the Employee’s written notice to the Company of the same: (i) the nature of the Employee’s duties or the scope of his responsibilities are materially modified to the Employee’s detriment without the Employee’s written consent, (ii) material diminution of the Employee’s base salary without the Employee’s written consent, (iii) the Company changes the location of the Employee’s place of employment to more than fifty (50) miles from its present location, or (iv) a material breach of this Agreement by the Company; provided that with respect to any of the foregoing events, the Employee gives the Company notice of the event within thirty (30) days of the date of the event and provided the Employee resigns effective upon not less than fourteen (14) days, and not more than thirty (30) days notice to the Company after the expiration of the Company’s thirty (30) day cure period.

(j) “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee of the Board of Directors.

(k) “Termination Date” means the date which corresponds to the first to occur of (i) the death or Disability of the Employee, (ii) the last day of the Term as provided in Section 4(a) below, (iii) the date for termination of employment set forth in a notice given pursuant to Section 4(b) below, or (iv) the actual date of the Employee’s termination of employment.

(l) “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Terms and Conditions of Employment.

(a) Employment. The Company hereby employs the Employee as its Vice-Chairman and the Employee accepts employment with the Company in such capacity.

(b) Exclusivity. Throughout the Employee’s employment hereunder, the Employee shall devote substantially all the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (vacations and reasonable absences due to illness excepted), shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company.

(c) Place of Employment. The Employee shall perform his duties hereunder principally at the Company’s Scottsdale, Arizona office, with such travel to such other locations from time to time as required.

3. Compensation.

(a) Base Salary. In consideration for the Employee’s services hereunder, the Company shall pay to the Employee an annual base salary in the amount of Three Hundred Thousand Dollars $300,000.00 in accordance with the normal payroll payment practices of the Company and subject to such deductions and withholdings as law or policies of the Company, from time to time in effect, require.

(b) Bonus and Stock Incentive Plan. The Employee shall be entitled to participate in the Company’s Executive Management Bonus Plan and the Company’s Stock Incentive Plan, if any, subject to the terms and conditions thereof.

(c) Vacation. The Employee shall be entitled to vacation in accordance with Company policy, but in any event the Employee shall be entitled to no less than 4 weeks of vacation per year. Vacation shall be taken at times mutually convenient to the Company and the Employee.

(d) Expenses. The Employee shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses incurred by the Employee in connection with the performance of the Employee’s duties of employment hereunder. The Employee shall, as a condition to such reimbursement, submit verification of the nature and amount of such expenses, in accordance with the reimbursement policies adopted from time to time by the Company.

(e) Benefits. The Employee shall be entitled to participate in all employee benefit plans as generally may be made available to similarly situated employees of the Company from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.

4. Term, Termination and Termination Payments.

(a) Term. The term of this Agreement (the “Term”) shall commence as of the Commencement Date and shall expire on the third (3rd) anniversary of the Commencement Date. Thereafter, this Agreement shall be automatically renewed and the Term extended for additional consecutive terms of one (1) year (each, a “Renewal Term”), unless such renewal is objected to by either the Company or the Employee upon sixty (60) days written notice prior to the commencement of the next Renewal Term. In the event of renewal, the last day of the Renewal Term shall be deemed the new Termination Date.

(b) Termination. The Employee’s employment by the Company hereunder may be terminated before expiration of the Term (i) by mutual agreement of the Employee and the Company; (ii) by the Employee with Good Reason; (iii) by the Employee within thirty (30) days following a Change in Control; (iv) by the Company without Cause, (v) by the Company for Cause; or (vi) by the Company or the Employee due to the Disability of the Employee. This Agreement shall also terminate immediately upon the death of the Employee. Notice of termination by either the Company or the Employee shall be given in writing and shall specify the basis for termination and the Termination Date.

(c) Effect of Termination. Upon termination of the Employee’s employment hereunder, the Company shall have no further obligation to the Employee or the Employee’s estate with respect to this Agreement, except for payment of salary amounts, if any, accrued pursuant to Section 3(a) hereof and unpaid at the Termination Date, and termination payments, if any, set forth in Section 4(d) hereof, as applicable.

(d) Certain Terminations. If the Employee terminates his employment pursuant to Section 4(b)(ii) or (iii), if the Company terminates the Employee’s employment pursuant to Section 4(b)(iv), or if the Company objects to the renewal of the Agreement pursuant to Section 4(a), the Company shall be obligated to continue to pay the Employee his annual base salary in effect at the time of termination of employment for eighteen (18) months after the Termination Date. Payments made under this Section 4(d) shall be paid as a salary continuation beginning with the first payroll period following the Termination Date and each such salary continuation payment shall be deemed to be a separate payment for purposes of Section 409A of the Code. The Employee shall be entitled to participate in the Company’s employee benefit plans during the salary continuation period in accordance with the terms of such plans or programs in effect from time to time, and to the extent permitted by applicable law.

(e) Release. Notwithstanding any other provision hereof, the Company’s obligation to pay the severance benefit set forth in Section 4(d), if applicable, will be contingent upon the Employee executing and providing to the Company (and not revoking within the revocation period, if any, provided pursuant to the applicable release agreement) a form of release agreement provided by the Company. The Employee shall execute the release within such period as is provided for in the applicable release agreement, following the Company’s provision of such release agreement to the Employee in connection with the Employee’s termination of employment.

(f) Compliance with Code Section 409A. To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits and will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Notwithstanding anything herein to the contrary, (i) if on the date the Employee “separates from service” within the meaning of Treasury Regulation section 1.409A-1(h), (A) the Company is publicly traded, (B) the Employee is a Specified Employee, and (C) the Company reasonably determines that (x) a payment or benefit payable hereunder as a result of the Employee’s termination of employment constitutes nonqualified deferred compensation that is subject to the requirements of Section 409A of the Code and (y) the deferral of the commencement of such payments or benefits is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will withhold and accumulate such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service date (or the earliest date as is permitted under Section 409A of the Code), at which time the withheld and accumulated payments shall be paid to the Employee in a single lump sum payment and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

5. Ownership and Protection of Proprietary Information.

(a) Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Employee while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, the Employee will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Employee to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b) Return of Company Property. Upon request by the Company, and in any event upon termination of the employment of the Employee with the Company for any reason, as a prior condition to receiving any final compensation hereunder (including payments pursuant to Section 4(d) hereof), the Employee will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Employee’s custody, control or possession.

(c) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Employee prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Employee for a period of two years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Employee following termination of this Agreement for so long as permitted by applicable law.

6. Contracts or Other Agreements with Former Employer or Business.

The Employee hereby represents and warrants that he is not subject to any employment agreement or similar document, except as previously disclosed and delivered to the Company, with a former employer or any business with which the Employee has been associated, which on its face prohibits the Employee during a period of time which extends through the Commencement Date from any of the following: (i) competing with, or in any way participating in a business which competes with the Employee’s former employer or business; (ii) soliciting personnel of such former employer or business to leave such former employer’s employment or to leave such business; or (iii) soliciting customers of such former employer or business on behalf of another business.

7. Remedies.

(a) The Employee agrees that the covenants and agreements contained in Sections 5 and 6 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company and the business of the Company; that the Employee has access to and knowledge of the Company’s business and financial plans; that irreparable loss and damage will be suffered by the Company should the Employee breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to specific performance of this Agreement and to both temporary and permanent injunctions to prevent a breach or contemplated breach by the Employee of any of such covenants or agreements.

8. No Set-Off.

The existence of any claim, demand, action or cause of action by the Employee against the Company, or any Affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder. Unless otherwise set forth herein, the existence of any claim, demand, action or cause of action by the Company against the Employee, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employee of any of his rights hereunder.

9. Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:	Oregano’s Pizza Bistro, Inc.
7217 East Shea Blvd
Scottsdale, AZ 85260
Attention: President
Telephone: 480-829-0898
Facsimile: 480-998-3926

If to the Employee:	Mark S. Russell
c/o Alex Poulos, Esq.
Tiffany & Bosco, P.A.
2525 E. Camelback Road
Third Floor
Phoenix, AZ 85016
Telephone: 602-255-6000
Facsimile: 602-255-0103

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.

10. Miscellaneous.

(a) Assignment. Neither this Agreement nor any right of the parties hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party.

(b) Waiver. The waiver by the Company of any breach of this Agreement by the Employee shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c)   Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be adjudicated through binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Arizona with the Company bearing responsibility for the filing costs charged by the AAA for such arbitration. However the provisions of this Section will not prevent the Company from instituting an action in a court of law under this Agreement for specific performance of this Agreement or temporary or permanent injunctive relief as provided in Section 7 hereof. The parties hereto agree that the exclusive venue for any such lawsuit will be Arizona and the Employee consents to the exercise of personal jurisdiction of Arizona for the purposes of such lawsuit.

Any party who desires to submit a claim to arbitration in accordance with this Section shall file its demand for arbitration with AAA within thirty (30) days of the event or incident giving rise to the claim. A copy of said demand shall be served on the other party in accordance with the notice provisions in Section 9 of this Agreement. The parties agree that they shall attempt in good faith to select an arbitrator by mutual agreement within twenty (20) days after the responding party’s receipt of the demand for arbitration. If the parties do not agree on the selection of an arbitrator within that timeframe, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the AAA. Any award rendered by the arbitrator shall be accompanied by a written opinion providing the reasons for the award. The arbitrator’s award shall be final and non-appealable. Nothing in this Subsection shall prevent the parties from settling any dispute or controversy by mutual agreement at any time.

(d) Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Arizona (without regard to choice of law provisions).

(e) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

(f) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(g) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(h) Captions and Section Headings. Except as set forth in Section 1 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have each executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

OREGANO’S PIZZA BISTRO, INC.

By: /s/ Mark S. Russell
Mark S. Russell

Title: President

THE EMPLOYEE:

By: /s/ Mark S. Russell

- Signature Page to the Employment Agreement -